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                                                                  EXHIBIT 4.3(c)



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                             JEFFERIES GROUP, INC.,

                            JEF HOLDING COMPANY, INC.

                                       AND

                              THE BANK OF NEW YORK,

                                     TRUSTEE

                           ---------------------------


                          THIRD SUPPLEMENTAL INDENTURE


                            DATED AS OF APRIL 1, 1999


                           ---------------------------


                                   $50,000,000

                          8 7/8% SENIOR NOTES DUE 2004


                          ----------------------------

             SUPPLEMENTING THE INDENTURE DATED AS OF APRIL 28, 1994,
                           AS AMENDED ON JULY 14, 1994
                               AND MARCH 26, 1999



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        THIRD SUPPLEMENTAL INDENTURE, dated as of April 1, 1999, between JEF
Holding Company, Inc. ("New JEF"), Jefferies Group, Inc., a Delaware corporation ("Group"), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").

        WHEREAS, Group and the Trustee executed and delivered that certain indenture, dated as of April 28, 1994 (the "Original Indenture"), providing for the issuance thereunder by Group, and the authentication and delivery by the Trustee, of Group's 8 7/8% Senior Notes due 2004 (the "Securities"), Group and the Trustee executed and delivered a First Supplemental Indenture dated July 14, 1994 and Group, New JEF and the Trustee executed and delivered a Second Supplemental Indenture dated March 26, 1999 (the Original Indenture, as amended by such First Supplemental Indenture and Second Supplemental Indenture, collectively, the "Indenture"). Any capitalized terms used herein and not otherwise defined shall have the meanings given thereto in the Indenture.

        WHEREAS, as of the date hereof, New JEF is a wholly owned subsidiary of Group.

        WHEREAS, Section 9.02 of the Indenture authorizes Group and the Trustee, with the consent of the holders of not less than a majority in the aggregate principal amount of then outstanding securities excluding Securities held by Group and its affiliates (the "Requisite Consent"), to enter into a supplemental indenture for the purpose of adding provisions to, or changing or eliminating any of the provisions of the Indenture or the Securities or modifying the rights of holders of the Securities under the Indenture.

        WHEREAS, Group has solicited all registered holders of record of the Securities as of the close of business on February 5, 1999 and, as of the date hereof, obtained at least the Requisite Consent of such holders.

        WHEREAS, as of March 17, 1999, the Board of Directors of each of Group and New JEF authorized and approved the execution and delivery of the Distribution Agreement (as defined in Section 1 hereof) and the transactions contemplated thereby;

        WHEREAS, it is anticipated that the Transfers (as defined in Section 1 hereof) will be made on or about April 21, 1999, except for the limited transfers that are the subject of, and will be effected thereafter in accordance with, Section 3.01(e) of Distribution Agreement;

        WHEREAS, Group has taken all necessary corporate action to effect the Spin-Off (as defined in Section 1 hereof) prior to the ITGI Merger (as defined in Section 1 hereof), as of April 27, 1999.

        WHEREAS, New JEF, Group and the Trustee, by appropriate corporate action, have determined to supplement the Indenture in the manner described below and all acts and proceedings required by law, by the Indenture, and by the Certificate of Incorporation and the Bylaws of New JEF and Group necessary to authorize and constitute this Third Supplemental Indenture a valid and binding agreement in accordance with the terms hereof, have been done and taken.



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        NOW, THEREFORE, in consideration of the foregoing, New JEF and Group covenant and agree with the Trustee, for the equal and proportionate benefit of the respective holders from time to time of the Securities, as follows:

        1. Modification or Addition of Certain Definitions in Section 1.01 of the Indenture. The following definitions are hereby added to or modified in
Section 1.01 of the Indenture to read as follows:

"Assumption" means JEF Holding Company, Inc., a Delaware Corporation and a wholly-owned subsidiary of Jefferies Group, Inc. ("New JEF") prior to the Spin-Off, succeeding to every right, power, obligation and covenant of Jefferies Group, Inc. under this Indenture and the Securities in connection with the Transfers and pursuant to Section 5.01 and 5.03 of this Indenture, as amended.

"Change of Control" means any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) becomes the "beneficial owner" (as the term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors of the Company; provided, however, that a Change of Control shall not be deemed to have occurred (i) as a result of the formation of such a "group" or the acquisition of shares of Capital Stock of the Company by such group if such group includes existing Affiliates and/or persons who beneficially own in the aggregate, as of the date of the Indenture, 20% or more of the outstanding shares of Capital Stock of the Company on the date of the Indenture, or (ii) by virtue of the Company, any Subsidiary, any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary, or any other person holding Capital Stock of the Company for or pursuant to the terms of any such employee benefit plan, becoming a beneficial owner, directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors of the Company or (iii) as a result of the Transfers, the Assumption, the Spin-Off and the ITGI Merger, individually or in the aggregate.

"Distribution Agreement" is defined within the definition of "Transfers" set forth herein.

"ITGI" is defined within the definition of "Transfers" set forth herein.

"ITGI Merger" means the merger of ITGI with and into Jefferies Group, Inc., as contemplated by the Merger Agreement dated March 17, 1999, between Jefferies Group, Inc. and ITGI.

"New JEF" is defined within the definition of "Assumption" set forth herein.

"Spin-Off" means the pro rata distribution of all outstanding shares of common stock of New JEF by Jefferies Group, Inc. to the holders of common stock of Jefferies Group, Inc., as contemplated by the Distribution Agreement.



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"Transfers" means Jefferies Group, Inc.'s transfer of its assets (excluding the capital stock and assets of Investment Technology Group, Inc., a Delaware corporation ("ITGI"), and ITGI's subsidiaries) and liabilities (excluding the liabilities of or related to ITGI and ITGI's subsidiaries) to New JEF and a subsidiary of Jefferies Group, Inc. that will become a subsidiary of New JEF in connection with the aforementioned transfers to New JEF, as contemplated by a Distribution Agreement dated March 17, 1999, between Jefferies Group, Inc. and New JEF (the "Distribution Agreement").

        2. Modification of Section 4.03 of the Indenture. Section 4.03 of the Indenture is hereby amended to read as follows:

SECTION 4.03 Corporate Existence.

Subject to Article Five, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate or other existence of each of its Subsidiaries in accordance with the respective organizational documents of each of them and the rights (charter and statutory) and corporate franchises of the Company and each of its Subsidiaries; provided, however, that the Company shall not be required to preserve, with respect to itself, any right or franchise, and with respect to any of its Subsidiaries, any such existence, right or franchise, if (a) the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and (b) the loss thereof is not disadvantageous in any material respect to the Holders. Notwithstanding the foregoing provisions of this Section 4.03, the Transfers, the Assumption, the Spin-Off and the ITGI Merger, individually or in the aggregate, shall not be impaired or affected by the provisions of this Section
4.03 and in all events shall be exclusively governed by and subject to Article Five hereof.

        3. Addition of Section 5.03 of the Indenture. Section 5.03 of the Indenture is added to read as follows:

        Section 5.03. Transactions Expressly Subject to Section 5.01.

               The Transfers and the Assumption are expressly permitted pursuant to this Article Five and Section 5.01 of this Indenture, as amended, and, in connection with the Assumption, Jefferies Group, Inc. shall be relieved of the performance and observance of all obligations under the Indenture and the Securities.

        4. Assumption. New JEF hereby agrees that, upon completion of the Transfers in accordance with the Distribution Agreement (excluding any transfers that may be the subject of Section 3.01(e) of the Distribution Agreement), New JEF shall succeed to, be substituted for, and exercise every right and power of Group under the Indenture, as amended hereby, and shall assume, without executing any further document or instrument, all of the obligations of Group pursuant to the Indenture, as amended hereby, and pursuant to the Securities. Upon the completion of the Transfers in accordance with the Distribution Agreement (excluding any transfers subject to Section 3.01(e) of the Distribution Agreement), and the succession and substitution set forth in the preceding sentence, Group shall thereby be relieved of the performance and observance of all obligations and covenants of the Indenture, as amended



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hereby, and of the Securities, including but not limited to the obligation to make payment of the principal of and interest, if any, on all the Securities.

        5. Full Force and Effect; Operative Effect of Amendments. This Third Supplemental Indenture hereby supersedes in its entirety the Second Supplemental Indenture dated March 26, 1999 among Group, New JEF and the Trustee. The Indenture, as amended by this Third Supplemental Indenture shall be in full force and effect as of the date hereof; provided, however, in the event the Transfers and the Assumption (as set forth in Section 4 of this Third Supplemental Indenture) do not occur prior to May 1, 1999, the amendments set forth in Sections 1, 2, 3 and 4 of this Third Supplemental Indenture shall cease to have effect and shall be void and this Third Supplemental Indenture shall thereupon have no effect on the Indenture.

        6. Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

        7. Duplicate Originals. This Third Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.



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        IN WITNESS WHEREOF, the parties hereto have caused this Third
Supplemental Indenture to be duly executed as of the date first written above.


                                   JEF HOLDING COMPANY, INC.



                                   By: /s/ Jerry M. Gluck
                                       -----------------------------------------
                                       Name:  Jerry M. Gluck
                                       Title:    Secretary


                                   JEFFERIES GROUP, INC.



                                   By: /s/ Clarence T. Schmitz
                                       -----------------------------------------
                                       Name:  Clarence T. Schmitz
                                       Title: Executive Vice President and CFO


                                   THE BANK OF NEW YORK,
                                   as Trustee



                                   By: /s/ Thomas C. Knight
                                       -----------------------------------------
                                       Name:  Thomas C. Knight
                                       Title: Assistant Vice President



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